Exhibit 8.1

List of Subsidiaries as of March 31, 2005

Name of Subsidiary	Country of Incorporation	Percentage Ownership and Voting Interest (including indirect interest)
Sheba Properties Ltd .	India	100.00%
Concorde Motors (India) Limited (1)	India	100.00%
Telco Construction Equipment Co. Ltd.	India	80.00%
Tata Technologies Ltd. (and its subsidiary)	India	94.60%
HV Axles Ltd.	India	100.00%
HV Transmissions Ltd.	India	100.00%
TAL Manufacturing Solutions Ltd.	India	100.00%
Concorde Motors Ltd.	India	100.00%
Tata AutoComp Systems Ltd. (and its subsidiaries).	India	54.61%
Tata Precision Industries Pte. Ltd. (and its subsidiary)	Singapore	51.04%
Tata Daewoo Commercial Vehicle Co. Ltd (2).	Republic of Korea	100.00%
Telco Dadajee Dhackjee Ltd.(3) (4)	India	100.00%
Suryodaya Capital and Finance (Bombay) Ltd.(4)	India	100.00%

(1)	Formerly Minicar India Ltd.

(2)	Formerly Daewoo Commercial Vehicle Co. Ltd., or DWCV.

(3)	Formerly subsidiary of Sheba Properties Ltd.

(4)	Merged with the Company with effect from April 1, 2005.